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                                                                    EXHIBIT 8.1

                         [COOLEY GODWARD LLP LETTERHEAD]



February 5, 1998



The Titan Corporation and
Eagle Acquisition Sub, Inc.
3033 Science Park Road
San Diego, CA  92121-1199

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed pursuant to the Agreement and Plan of Merger and Reorganization dated January 5, 1998, as amended, (the "Reorganization Agreement") by and among The Titan Corporation, Inc., a Delaware corporation ("Parent"); Eagle Acquisition Sub, Inc., a Florida corporation and a wholly-owned subsidiary of Parent ("Merger Sub"); and DBA Systems, Inc., a Florida corporation (the "Company").

Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as counsel to Parent and Merger Sub in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in, the following documents (including all exhibits and schedules attached thereto):

     (a)       the Reorganization Agreement;

     (b) those certain tax representation letters dated February 5, 1998 delivered to us by Parent, Merger Sub and the Company containing certain representations of Parent, Merger Sub and the Company (the "Tax Representation Letters");

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The Titan Corporation
February 5, 1998
Page 2

     (c) a Continuity of Interest certificate by a certain shareholder of the Company in favor of Parent, Merger Sub and the Company (the "Continuity of Interest Certificate"); and

     (d) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company and related to the consummation of the Merger and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

     1. Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

     2. All representations, warranties and statements made or agreed to by Parent, Merger Sub and the Company, their managements, employees, officers, directors and shareholders in connection with the Merger, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters and the Continuity of Interest Certificate are true and accurate at all relevant times;

     3. All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters and the Continuity of Interest Certificate are performed without waiver or breach of any material provision thereof;

     4. The "continuity of interest" requirement (the "Continuity of Interest Requirement") as described in Treasury Regulation Section 1.368-1 (effective for transactions occurring on or prior to January 28, 1998, discussed below) is satisfied;

     5. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification; and

     6. The opinion, dated February 5, 1998, from Arent Fox Kinter Plotkin & Kahn, PLLC to the Company with respect to the qualification of the Merger as a reorganization within the meaning of Section 368(a)(1) of the Code has been delivered and has not been withdrawn.

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The Titan Corporation
February 5, 1998
Page 3


As noted in paragraph 4 above, one key assumption underlying this opinion is that the Continuity of Interest Requirement will be satisfied in the Merger. In order for this requirement to be met, shareholders of the Company must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of so much of (i) their Company Common Stock in anticipation of the Merger, plus (ii) the Parent Common Stock received in the Merger (collectively, the "Planned Dispositions") such that the Company shareholders, as a group, would no longer have a "significant equity interest" in the Company business being conducted by Parent after the Merger. Company shareholders will generally be regarded as having a significant equity interest as long as the Parent Common Stock received in the Merger (after taking into account Planned Dispositions), in the aggregate, represents a "substantial portion" of the entire consideration received by the Company shareholders in the Merger.

The law is unclear as to what constitutes a "significant equity interest" or a "substantial portion." For example, the case law appears to be more liberal than the Internal Revenue Service ("IRS") ruling guidelines for receiving advanced rulings that a merger is a reorganization within the meaning of Section 368(a)(1) of the Code (the "IRS Ruling Guidelines"). In fact, in one early case, the Supreme Court ruled that approximately 40% continuity was sufficient. The IRS Ruling Guidelines, on the other hand, require 50% continuity and for public companies, such as the Company, representations regarding continuity ("Continuity Representations") from all shareholders who own 5% or more of the Company Common Stock ("5% Shareholders"). Parent and the Company have received Continuity Representations from some but not all of the 5% Shareholders. Without all of the Continuity Representations, the Merger would not meet the IRS Ruling Guidelines for reorganizations. Accordingly, although the Merger has been structured so that no cash consideration will be paid to Company shareholders in exchange for their Company Common Stock (other than cash paid in lieu of fractional shares), no assurance can be made that the Planned Dispositions will not exceed the IRS's 50% continuity requirement. Consequently no assurance can be made that the Continuity of Interest Requirement will be satisfied, and if such requirement is not satisfied, the Merger will not be treated as a reorganization within the meaning of Section 368(a)(1) of the Code.

On January 23, 1998, the IRS issued new regulations that liberalize the Continuity of Interest Requirement. The effective date of the new regulations is January 28, 1998. The new regulations apply to all transactions that occur after the effective date, except for transactions

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The Titan Corporation
February 5, 1998
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occurring pursuant to a binding written agreement that is entered into prior to or on the effective date. Since the Reorganization Agreement was entered into on January 5, 1998, the new regulations do not apply to the Merger, and thus, the Merger is governed by the principles described above.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, for federal income tax purposes, we are of the opinion that: assuming that the Continuity of Interest Requirement is satisfied, the Merger will be a reorganization within the meaning of Section 368(a)(1) of the Code.

In addition to your request for our opinion on this specific matter of federal income tax law, you have asked us to review the discussion of federal income tax issues contained in the Registration Statement. We have reviewed the discussion entitled "Certain Federal Income Tax Matters" contained in the Registration Statement and believe that such information fairly presents the current federal income tax law applicable to the Merger and the material federal tax consequences to Parent, Merger Sub, the Company and the Company's shareholders as a result of the Merger.

We consent to the reference to our firm under the caption "Certain Federal Income Tax Matters" in the Proxy Statement included in the Registration Statement and to the filing of this opinion as an exhibit to the Proxy Statement and to the Registration Statement.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement, or as to any other transaction whatsoever, including the Merger, if all of the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of the Reorganization Agreement and without waiver of any material provision thereof. To the extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and

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The Titan Corporation
February 5, 1998
Page 5


complete in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administration regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

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The Titan Corporation
February 5, 1998
Page 6


This opinion is being delivered in connection with the filing of the Registration Statement. It is intended for the benefit of Parent, Merger Sub, the Company and their respective shareholders and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.

Sincerely,

COOLEY GODWARD LLP

/s/ Susan Cooper Philpot
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Susan Cooper Philpot